Exhibit 99.1

A. H. Belo Corporation Announces Filing of Its 2018 Form 10-K/A

DALLAS –  A. H. Belo Corporation (NYSE: AHC) announced today that its amended annual report for the fiscal year ended December 31, 2018 was filed on a Form 10-K/A with the Securities and Exchange Commission. In November 2019, the Company announced that it was reevaluating the timing of the Company’s impairment of assets related to its marketing services segment and the calculation of its income tax valuation allowance, both of which are non-cash items. The Company previously disclosed that the goodwill and long-lived impairment was expected to be in the range of $15 million to $19 million. The Form 10-K/A filed today for the Company’s fiscal year 2018 reflects a non-cash, asset impairment charge of $16.9 million, non-cash tax expense of $2.3 million, and an updated evaluation of disclosure controls and procedures and management report on effectiveness of internal control over financial reporting included in Item 9A.

Katy Murray, senior vice president and Chief Financial Officer, said, “We are pleased to have the 2018 Form 10-K/A filing completed. This has been an extended process and we look forward to updating our shareholders on the progress the Company made in 2019.  In addition to the $16.9 million non-cash goodwill and long-lived asset impairment charge recorded at December 31, 2018, the Company expects to record  an additional $1.6 million non-cash goodwill impairment charge in the third quarter of 2019, bringing the total of all non-cash impairment charges to $18.5 million. We are continuing to finalize the amended first and second quarter 2019 Forms 10-Q/A and third quarter 2019 Form 10-Q, and we currently expect the 2019 first and second quarter amended reports to be on file by the middle of April and the 2019 third quarter report to be on file within the six-month cure period provided for under New York Stock Exchange rules. On March 16, 2020, the Company availed itself of a 45-day extension to file its 2019 Form 10-K based on the Securities and Exchange Commission’s March 4, 2020 order permitting certain exemptions and extensions for COVID-19-related delays. The Company’s 2019 Form 10-K is now due April 30, 2019, and is eligible for an additional 15-day extension.

A. H. Belo Corporation Announces Filing of Its 2018 Form 10-K/A

March 18, 2020

“Management is pleased with the Company’s financial performance in 2019. We ended the year with $48.6 million of cash and no debt. While we are still finalizing the 2019 audit, we expect to report total revenue of approximately $184.0 million and total net expense of approximately $173.0 million. The net expense of $173.0 million includes the gain of $25.0 million from the sale of the Company’s former headquarters.  After we file the 2019 Form  10-K, we will be scheduling an investor conference call and we look forward to discussing the progress the Company has made over the last eight months.”

Robert W. Decherd, chairman, president and Chief Executive Officer, said,  “The restatement process has made it impossible to update our shareholders about the Company’s progress since our investor call last July. Nonetheless, we are forging ahead in building The Dallas Morning News’ digital subscriber base while maintaining a strong bond with the newspaper’s legacy print audiences. The News’ editorial products and content offerings continue to be exceptional, and are unduplicated in the North Texas marketplace. In a time of uncertainty, The News is looked upon as the most reliable source of local and regional news and information. This franchise, and its related brand, has value over the long-term. The Board is committed to investing in this strategy and I believe this confidence will result in positive outcomes over the intermediate to long-term. While the transition to being a local and regional digital media company is difficult, few metropolitan newspapers in America have the chance to realize this ambition.”

A. H. Belo Corporation Announces Filing of Its 2018 Form 10-K/A

March 18, 2020

About A. H. Belo Corporation

A. H. Belo Corporation is the leading local news and information publishing company in Texas. The Company has commercial printing, distribution and direct mail capabilities, as well as a presence in emerging media and digital marketing. While focusing on extending the Company’s media platforms,  A. H. Belo delivers news and information in innovative ways to a broad range of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, revenues, expenses, and other financial and non-financial items that are not historical facts, including statements of the Company’s expectations relating to the outcome of its ongoing review of asset impairment and related items and the timing of its anticipated amendment of first and second quarter 2019 reports, its late third quarter 2019 report and its 2019 Form 10-K with the Securities and Exchange Commission and filing future reports, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include unanticipated challenges in completing the 2019 audit process or filing the Company’s late reports, the impact of the COVID-19 virus outbreak on the Company’s financial reporting  capabilities and its operations generally and the potential impact of such virus on the Company’s customers, distribution partners, advertisers and production facilities and third parties, as well as changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.